EXHIBIT 3.2

RESOLVED, that effective as of January 1, 2008 Article V of the By-laws of the Corporation is amended, to read as follows:

                                   ARTICLE V – FORM OF SHARES

 1.  UNCERTIFICATED SHARES.

Except as otherwise may be provided in a resolution approved by the board, all shares of capital stock of the corporation shall be uncertificated shares.  Notwithstanding the foregoing, shares represented by a certificate on December 31, 2007 shall be certificated shares until such certificate is surrendered to the corporation for transfer, cancellation or otherwise.

2.   TRANSFERS.

Transfers of stock shall be made only on the books of the corporation, and only upon receipt of proper written transfer instructions from the registered holder of the shares or by such person’s attorney and upon payment of all necessary transfer taxes and compliance with the procedures required by the board for transferring shares in uncertified form, and in addition, in the case of outstanding certificated shares, such instructions shall also be accompanied by the certificate for such shares or (if such certificate is lost) such other proof of ownership and indemnity against any third party’s claim to such shares, as the board may require.

3.  HOLDERS OF RECORD.

The corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof and, according, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of New York.

4.   CLOSING TRANSFER BOOKS.

The board shall have the power to close the share transfer books of the corporation for a period of not more than ten days during the thirty day period immediately preceding (1) any shareholders’ meeting, or (2) any date upon which shareholders shall be called upon to or have a right to take action without a meeting, or (3) any date fixed for the payment of a dividend or any other form of distribution, and only those shareholders of record at the time the transfer books are closed, shall be recognized as such for the purpose of (1) receiving notice of or voting at such meeting, or (2) allowing them to take appropriate action, or (3) entitling them to receive any dividend or other form of distribution.

RESOLVED, that after December 31, 2007, all shares of the Corporation shall be uncertificated shares except that shares represented by a certificate issued on or prior to such date shall be certificated shares until such certificate is surrendered to the Corporation for transfer, cancellation or otherwise.

 RESOLVED, that the Corporation is authorized to enter into the [Direct Registration System] agreement with Depositary Trust Company in substantially the form presented to this meeting.